Eldredge, Fox & Porretti, LLP
Certified Public Accountants * Business Consultants
180 Canal View Boulevard, Suite 100 * Rochester, New York 14623-2808 25 North Street * Canandaigua, New York 14424



September 5, 2003

United States of America
Securities and Exchange Commission
Washington, DC 20549

Re.:     The Integrity Funds (formerly The Canandaigua Funds)

Dear Sir or Madam:

Please be advised that on September 5, 2003, we resigned as the independent accountants for The Integrity funds (formerly The Canandaigua Funds). Our report on the financial statements during the two most recent years (December 31, 2002 and 2001) contained no adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles. In addition, during the years ended December 31, 2002 and 2001 and the subsequent interim period to the date hereof (September 5, 2003), there were no disagreements between the registrant and Eldredge, Fox & Porretti, LLP, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eldredge, Fox & Porretti, LLP, would have caused us to make reference to the subject matter of the disagreements in connection with our reports.

Sincerely,

Eldredge, Fox & Porretti, LLP

/s/Terrence P. McNamara

Terrence P. McNamara, CPA
Partner